Exhibit 99.1

FOR IMMEDIATE RELEASE	4714 Gettysburg Road
Mechanicsburg, PA 17055

NYSE Symbol: SEM
Select Medical Holdings Corporation Announces
Results for Second Quarter Ended June 30, 2011
MECHANICSBURG, PENNSYLVANIA — August 4, 2011 — Select Medical Holdings Corporation (“Select Medical”) (NYSE: SEM), today announced results for its second quarter ended June 30, 2011.
For the second quarter ended June 30, 2011, net operating revenues increased 20.5% to $698.7 million compared to $579.9 million for the same quarter, prior year. Income from operations increased 11.6% to $81.0 million compared to $72.6 million for the same quarter, prior year. Net income attributable to Select Medical decreased to $11.7 million compared to $24.5 million for the same quarter, prior year. Net income attributable to Select Medical for the quarter ended June 30, 2011 included a loss on early retirement of debt, net of tax of $19.3 million associated with the June 1, 2011 refinancing of a portion of its indebtedness. Net income before interest, income taxes, depreciation and amortization, loss on early retirement of debt, stock compensation expense, other income and equity in losses of unconsolidated subsidiaries (“Adjusted EBITDA”) for the second quarter increased 11.5% to $99.9 million compared to $89.6 million for the same quarter, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Income per common share for the second quarter ended June 30, 2011 was $0.08 on a fully diluted basis compared to income per common share of $0.15 for the quarter ended June 30, 2010. Excluding the non-recurring loss related to the early retirement of debt and its tax effect of $0.12 per share, net income available to common stockholders on an adjusted basis was $0.20 per diluted share for the quarter ended June 30, 2011. A reconciliation of net income per share to adjusted net income per share is attached to this release.
For the six months ended June 30, 2011, net operating revenues increased 19.5% to $1,391.9 million compared to $1,164.7 million for the same period, prior year. Income from operations increased 16.1% to $168.7 million compared to $145.2 million for the same period, prior year. Net income attributable to Select Medical decreased 6.8% to $45.4 million compared to $48.7 million for the same period, prior year. Net income attributable to Select Medical for the six months ended June 30, 2011 includes a loss on early retirement of debt, net of tax, of $19.3 million associated with the June 1, 2011 refinancing of a portion of its indebtedness. Additionally, Adjusted EBITDA for the six months ended June 30, 2011 increased 13.9% to $205.7 million compared to $180.5 million for the same period, prior year. A reconciliation of net income to Adjusted EBITDA is attached to this release. Income per common share for the six months ended June 30, 2011 was $0.29 on a fully diluted basis compared to income per common share of $0.30 for the six months ended June 30, 2010. Excluding the non-recurring loss related to the early retirement of debt and its tax effect, net income available to common stockholders on an adjusted basis was $0.42 per diluted share for the six months ended June 30, 2011. A reconciliation of net income per share to adjusted net income per share is attached to this release.

Specialty Hospitals
Certain specialty hospital key statistics are presented on schedules attached to this release. For the second quarter of 2011, net operating revenues for all of Select Medical’s hospitals increased 29.1% to $520.3 million compared to $403.1 million for the same quarter, prior year. The hospitals acquired in the Regency acquisition contributed $80.8 million of this increase. Adjusted EBITDA for the specialty hospital segment increased 24.2% to $91.1 million compared to $73.3 million for the same quarter, prior year. The hospitals acquired in the Regency acquisition contributed $8.7 million of this increase. The Adjusted EBITDA margin for the segment was 17.5% for the second quarter of 2011, compared to 18.2% for the same quarter, prior year. Excluding the effect of the Regency hospitals, the Adjusted EBITDA margin would have been 18.7% for the second quarter of 2011.
For the six months ended June 30, 2011, net operating revenues for all of Select Medical’s hospitals increased 27.7% to $1,040.2 million compared to $814.8 million for the same period, prior year. The hospitals acquired in the Regency acquisition contributed to $170.9 million of this increase. Adjusted EBITDA for the segment for the six months ended June 30, 2011 increased 22.5% to $191.4 million compared to $156.2 million for the same period, prior year. The hospitals acquired in the Regency acquisition contributed $23.2 million of this increase. The Adjusted EBITDA margin for the segment for the six months ended June 30, 2011 was 18.4%, compared to 19.2% for the same period, prior year. Excluding the effect of the Regency hospitals, the Adjusted EBITDA margin would have been 19.4% for the six months ended June 30, 2011.
Outpatient Rehabilitation
Certain outpatient rehabilitation key statistics are presented on schedules attached to this release. For the second quarter of 2011, net operating revenues for the outpatient rehabilitation segment increased 1.0% to $178.5 million compared to $176.8 million for the same quarter, prior year. Adjusted EBITDA for the segment for the second quarter decreased 5.7% to $24.5 million compared to $26.0 million for the same quarter, prior year. The Adjusted EBITDA margin for the segment was 13.7% for the second quarter of 2011, compared to 14.7% for the same quarter, prior year.
For the six months ended June 30, 2011, net operating revenues for the outpatient rehabilitation segment increased 0.5% to $351.7 million compared to $349.9 million for the same period, prior year. Adjusted EBITDA for the six months ended June 30, 2011 decreased 1.3% to $45.9 million compared to $46.5 million for the same period, prior year. The Adjusted EBITDA margin for the six months ended June 30, 2011 was 13.0% compared to 13.3% in the same period, prior year.

Stock Repurchase Program
Select Medical’s board of directors has authorized a program to repurchase up to $100.0 million worth of shares of Select Medical’s common stock. On August 3, 2011, the board of directors of Select Medical authorized an increase of $50.0 million in the capacity of its common stock repurchase program, from $100.0 million to $150.0 million. The program will remain in effect until January 31, 2012, unless extended by the board of directors. Stock repurchases under this program may be made in the open market or through privately negotiated transactions, and at times and in such amounts as Select Medical deems appropriate. The timing of purchases of stock will be based upon market conditions and other factors. Select Medical is funding this program with cash on hand or borrowings under its revolving credit facility. Select Medical repurchased 139,784 shares at a cost of $1.3 million and 409,775 shares at a cost of $3.3 million, which includes transaction costs, during the quarter and six months ended June 30, 2011, respectively. Since the inception of the program through June 30, 2011, Select Medical has repurchased 7,315,475 shares at a cost of $47.4 million, which includes transaction costs.
Indebtedness
On June 1, 2011, Select Medical Corporation (“Select”) entered into a new senior secured credit agreement that provides for $1.15 billion in senior secured credit facilities, comprised of an $850.0 million, seven-year term loan and a $300.0 million five-year revolving credit facility of which $125.0 million was drawn at closing. The refinancing also included the completion of a cash tender offer for $266.5 million aggregate principal amount of Select’s 7 5/8% senior subordinated notes due 2015 and the repurchase of all $150.0 million principal amount of Select Medical’s 10.0% senior subordinated notes.
At June 30, 2011 Select had outstanding an $850.0 million term loan (at aggregate principal value) and a $65.0 million revolving loan balance under its senior secured credit facilities and $345.0 million in principal amount of Select’s 7 5/8% senior subordinated notes due 2015. Select Medical also had $167.3 million in principal amount outstanding of its senior floating rate notes due 2015.
Business Outlook
Select Medical is updating its prior business outlook for calendar year 2011 to reflect the impact of the refinancing completed on June 1st. Select Medical continues to expect net revenue for the full year 2011 to be in the range of $2.65 billion to $2.75 billion and Adjusted EBITDA for the full year to be in the range of $365 million to $385 million. Select Medical now expects fully diluted income per common share to be in the range of $0.57 to $0.62. On an adjusted basis excluding the non-recurring loss related to the early retirement of debt and its tax effect from the refinancing, fully diluted income per common share is expected to be in the range of $0.69 to $0.74, compared to its previous income per common share guidance of $0.67 to $0.72 per share.
Conference Call
Select Medical will host a conference call regarding its second quarter results and its business outlook on Friday, August 5, 2011, at 9:00 am EDT. The domestic dial in number for the call is 1-866-770-7146. The international dial in number is 1-617-213-8068. The pass code for the call is 40517924. The conference call will be webcast simultaneously and can be accessed at Select Medical Holdings Corporation’s website http://www.selectmedicalholdings.com/.

For those unable to participate in the conference call, a replay will be available until 11:59pm EDT, August 12, 2011. The replay number is 1-888-286-8010 (domestic) or 1-617-801-6888 (international). The passcode for the replay will be 15171628. The replay can also be accessed at Select Medical Holdings Corporation’s website, http://www.selectmedicalholdings.com.
* * * * *
Select Medical is a leading operator of specialty hospitals and outpatient rehabilitation clinics in the United States. As of June 30, 2011, Select Medical operated 110 long term acute care hospitals and nine acute medical rehabilitation hospitals in 28 states, and 952 outpatient rehabilitation clinics in 34 states and the District of Columbia. Select Medical also provides medical rehabilitation services on a contract basis at nursing homes, hospitals, assisted living and senior care centers, schools and worksites. Information about Select Medical is available at http://www.selectmedicalcorp.com/
Certain statements contained herein that are not descriptions of historical facts are “forward-looking” statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Because such statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements due to factors including the following:
•
additional changes in government reimbursement for our services, including changes that will result from the expiration of the moratorium for long term acute care hospitals established by the Medicare, Medicaid and SCHIP Extension Act of 2007, the American Recovery and Reinvestment Act, and the Patient Protection and Affordable Care Act may result in a reduction in net operating revenues, an increase in costs and a reduction in profitability;

•	the failure of our specialty hospitals to maintain their Medicare certifications may cause our net operating revenues and profitability to decline;
•	the failure of our facilities operated as “hospitals within hospitals” to qualify as hospitals separate from their host hospitals may cause our net operating revenues and profitability to decline;
•	a government investigation or assertion that we have violated applicable regulations may result in sanctions or reputational harm and increased costs;
•	acquisitions or joint ventures may prove difficult or unsuccessful, use significant resources or expose us to unforeseen liabilities;
•	private third-party payors for our services may undertake future cost containment initiatives that limit our future net operating revenues and profitability;
•	the failure to maintain established relationships with the physicians in the areas we serve could reduce our net operating revenues and profitability;
•	shortages in qualified nurses or therapists could increase our operating costs significantly;
•	competition may limit our ability to grow and result in a decrease in our net operating revenues and profitability;
•	the loss of key members of our management team could significantly disrupt our operations;
•	the effect of claims asserted against us could subject us to substantial uninsured liabilities and in the future we may not be able to obtain insurance at a reasonable price;
•	other factors discussed from time to time in our filings with the Securities and Exchange Commission, including factors under the heading “Risk Factors” in our annual report on Form 10-K.
Investor inquiries:
Joel Veit, 717/972-1100

I. Condensed Consolidated Statements of Operations
For the Three Months Ended June 30, 2010 and 2011
(In thousands, except per share amounts, unaudited)

	2010	2011	%Change

Net operating revenues	$579,877	$698,749	20.5%

Costs and expenses:
Cost of services	470,044	569,666	21.2%
General and administrative	9,802	16,115	64.4%
Bad debt expense	10,845	13,943	28.6%
Depreciation and amortization	16,610	17,999	8.4%

Income from operations	72,576	81,026	11.6%

Loss on early retirement of debt	—	(31,018)	N/M
Equity in losses of unconsolidated subsidiaries	—	(251)	N/M
Other income	182	—	N/M
Interest income	—	111	N/M
Interest expense	(29,279)	(25,296)	(13.6)%

Income before income taxes	43,479	24,572	(43.5)%

Income tax expense	17,306	10,915	(36.9)%

Net income	26,173	13,657	(47.8)%

Less: Net income attributable to non- controlling interests	1,711	1,938	13.3%

Net income attributable to Select Medical Holdings Corporation	$24,462	$11,719	(52.1)%

Income per common share:
Basic	$0.15	$0.08
Diluted	$0.15	$0.08

Weighted average shares outstanding:
Basic	159,709	152,603
Diluted	159,975	152,881

N/M = Not Meaningful

II. Condensed Consolidated Statements of Operations
For the Six Months Ended June 30, 2010 and 2011
(In thousands, except per share amounts, unaudited)

	2010	2011	%Change

Net operating revenues	$1,164,690	$1,391,935	19.5%

Costs and expenses:
Cost of services	942,421	1,127,082	19.6%
General and administrative	22,591	32,681	44.7%
Bad debt expense	20,132	28,293	40.5%
Depreciation and amortization	34,321	35,221	2.6%

Income from operations	145,225	168,658	16.1%

Loss on early retirement of debt	—	(31,018)	N/M
Equity in losses of unconsolidated subsidiaries	—	(324)	N/M
Other income	316	—	N/M
Interest income	—	167	N/M
Interest expense	(59,321)	(50,960)	(14.1)%

Income before income taxes	86,220	86,523	0.4%

Income tax expense	34,415	37,479	8.9%

Net income	51,805	49,044	(5.3)%

Less: Net income attributable to non- controlling interests	3,117	3,653	17.2%

Net income attributable to Select Medical Holdings Corporation	$48,688	$45,391	(6.8)%

Income per common share:
Basic	$0.30	$0.29
Diluted	$0.30	$0.29

Weighted average shares outstanding:
Basic	159,686	152,720
Diluted	159,984	152,951

N/M = Not Meaningful

III. Condensed Consolidated Balance Sheets
(In thousands, unaudited)

	December 31,	June 30,
	2010	2011
Assets

Cash	$4,365	$13,584

Accounts receivable, net	353,432	406,472

Current deferred tax asset	30,654	15,635

Prepaid income taxes	12,699	27,223

Other current assets	28,176	29,686

Total Current Assets	429,326	492,600

Property and equipment, net	532,100	514,922

Goodwill	1,631,252	1,627,509

Other identifiable intangibles	80,119	72,776

Assets held for sale	11,342	11,342

Other assets	37,947	68,873

Total Assets	$2,722,086	$2,788,022

Liabilities and equity

Payables and accruals	$350,179	$364,945

Current portion of long-term debt	149,379	13,740

Total Current Liabilities	499,558	378,685

Long-term debt, net of current portion	1,281,390	1,413,128

Non-current deferred tax liability	59,074	64,210

Other non-current liabilities	66,650	71,155

Total equity	815,414	860,844

Total Liabilities and Equity	$2,722,086	$2,788,022

IV. Condensed Consolidated Statement of Cash Flows
For the Six Months Ended June 30, 2010 and 2011
(In thousands, unaudited)

	2010	2011

Operating Activities
Net Income	$51,805	$49,044
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	34,321	35,221
Provision for bad debts	20,132	28,293
Loss on early retirement of debt	—	31,018
Loss (gain) from disposal of assets	660	(5,201)
Non-cash gain from interest rate swaps	(316)	—
Non-cash stock compensation expense	945	1,780
Amortization of debt discount	918	962
Changes in operating assets and liabilities, net of effects from acquisition of businesses:
Accounts Receivable	(51,373)	(81,240)
Other current assets	(495)	(1,511)
Other assets	(1,140)	2,724
Accounts payable	(8,796)	8,107
Due to third-party payors	587	(464)
Accrued expenses and deferred income taxes	11,471	14,794

Net cash provided by operating activities	58,719	83,527

Investing activities
Purchases of property and equipment	(26,454)	(23,696)
Investment in business	—	(13,514)
Acquisition of businesses, net of cash acquired	—	1,921
Proceeds from sale of assets	—	7,879

Net cash used in investing activities	(26,454)	(27,410)

Financing activities
Borrowings on revolving credit facilities	—	435,000
Payments on revolving credit facilities	—	(395,000)
Borrowings on 2011 credit facility term loan, net of discount	—	841,500
Payments on 2005 credit facility term loans, net of call premium	—	(484,633)
Repurchase of 10% senior subordinated notes	—	(150,000)
Repurchase of 7 5/8% senior subordinated notes, net of tender premium	—	(273,941)
Borrowings of other debt	5,015	5,496
Principal payments on seller and other debt	(4,442)	(3,480)
Debt issuance costs	—	(18,556)
Proceeds from bank overdrafts	14,201	2,102
Repurchase of common stock	—	(3,285)
Proceeds from issuance of common stock	125	169
Distributions to non-controlling interests	(2,091)	(2,270)

Net cash provided by (used in) financing activities	12,808	(46,898)

Net increase in cash and cash equivalents	45,073	9,219

Cash and cash equivalents at beginning of period	83,680	4,365

Cash and cash equivalents at end of period	$128,753	$13,584

Supplemental Cash Flow Information
Cash paid for interest	$55,928	$59,289
Cash paid for taxes	$24,664	$29,435

V. Key Statistics
For the Three Months Ended June 30, 2010 and 2011
(unaudited)

	2010	2011	%Change
Specialty Hospitals

Number of hospitals — end of period:
Long term acute care hospitals	89	110
Rehabilitation hospitals	6	9

Total specialty hospitals	95	119

Net operating revenues (,000)	$403,079	$520,261	29.1%

Number of patient days	264,898	327,001	23.4%

Number of admissions	10,616	13,556	27.7%

Net revenue per patient day (a)	$1,474	$1,505	2.1%

Adjusted EBITDA (,000)	$73,344	$91,081	24.2%

Adjusted EBITDA margin	18.2%	17.5%

Outpatient Rehabilitation

Number of clinics — end of period	953	952

Net operating revenues (,000)	$176,785	$178,473	1.0%

Number of visits	1,172,212	1,143,854	(2.4)%

Revenue per visit (b)	$101	$102	1.0%

Adjusted EBITDA (,000)	$25,956	$24,467	(5.7)%

Adjusted EBITDA margin	14.7%	13.7%

(a)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(b)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VI. Key Statistics
For the Six Months Ended June 30, 2010 and 2011
(unaudited)

	2010	2011	%Change
Specialty Hospitals

Number of hospitals — end of period:
Long term acute care hospitals	89	110
Rehabilitation hospitals	6	9

Total specialty hospitals	95	119

Net operating revenues (,000)	$814,764	$1,040,185	27.7%

Number of patient days	532,746	660,857	24.0%

Number of admissions	21,717	27,366	26.0%

Net revenue per patient day (a)	$1,483	$1,510	1.8%

Adjusted EBITDA (,000)	$156,241	$191,434	22.5%

Adjusted EBITDA margin	19.2%	18.4%

Outpatient Rehabilitation

Number of clinics — end of period	953	952

Net operating revenues (,000)	$349,850	$351,664	0.5%

Number of visits	2,298,170	2,282,554	(0.7)%

Revenue per visit (b)	$101	$102	1.0%

Adjusted EBITDA (,000)	$46,474	$45,873	(1.3)%

Adjusted EBITDA margin	13.3%	13.0%

(a)	Net revenue per patient day is calculated by dividing specialty hospital direct patient service revenue by the total number of patient days.

(b)
Net revenue per visit is calculated by dividing outpatient rehabilitation clinic revenue by the total number of visits. For purposes of this computation, outpatient rehabilitation clinic revenue does not include managed clinics or contract services revenue.

VII. Net Income to Adjusted EBITDA Reconciliation
For the Three and Six Months Ended June 30, 2010 and 2011
(In thousands, unaudited)
The following table reconciles net income to Adjusted EBITDA for Select Medical. Adjusted EBITDA is used by Select Medical to report its segment performance. Adjusted EBITDA is defined as net income before interest, income taxes, depreciation and amortization, stock compensation expense, other income, loss on early retirement of debt and equity in losses of unconsolidated subsidiaries. The Company believes that the presentation of Adjusted EBITDA is important to investors because Adjusted EBITDA is used by management to evaluate financial performance and determine resource allocation for each of its operating units.
Adjusted EBITDA is not a measure of financial performance under generally accepted accounting principles. Items excluded from Adjusted EBITDA are significant components in understanding and assessing financial performance. Adjusted EBITDA should not be considered in isolation or as an alternative to, or substitute for, net income, cash flows generated by operations, investing or financing activities, or other financial statement data presented in the consolidated financial statements as indicators of financial performance or liquidity. Because Adjusted EBITDA is not a measurement determined in accordance with generally accepted accounting principles and is thus susceptible to varying calculation, Adjusted EBITDA as presented may not be comparable to other similarly titled measures of other companies.

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2011	2010	2011
Net income	$26,173	$13,657	$51,805	$49,044
Income tax expense	17,306	10,915	34,415	37,479
Other income	(182)	—	(316)	—
Loss on early retirement of debt	—	31,018	—	31,018
Interest expense, net of interest income	29,279	25,185	59,321	50,793
Equity in losses of unconsolidated subsidiaries	—	251	—	324
Stock compensation expense:
Included in general and administrative	111	478	291	948
Included in cost of services	326	422	654	832
Depreciation and amortization	16,610	17,999	34,321	35,221

Adjusted EBITDA	$89,623	$99,925	$180,491	$205,659

Specialty hospitals	$73,344	$91,081	$156,241	$191,434
Outpatient rehabilitation	25,956	24,467	46,474	45,873
Other (1)	(9,677)	(15,623)	(22,224)	(31,648)

Adjusted EBITDA	$89,623	$99,925	$180,491	$205,659

(1)	Other primarily includes general and administrative costs.

VIII. Reconciliation of Net Income Per Share to Adjusted Net Income Per Share
For the Three Months Ended June 30, 2010 and 2011
(In thousands, except per share amounts, unaudited)

		Per Share		Per Share
	2010	(a)	2011	(a)

Net income attributable to Select Medical Holdings Corporation	24,462	0.15	11,719	0.08
Earnings allocated to unvested restricted stockholders	(46)	(0.00)	(125)	(0.00)

Net income available to common stockholders	24,416	0.15	11,594	0.08

Adjustment for early retirement of debt:
Loss on early retirement of debt	—	—	31,018	0.20
Estimated income tax benefit (b)	—	—	(11,725)	(0.08)
Earnings allocated to unvested restricted stockholders	—	—	(206)	(0.00)

Adjusted net income available to common stockholders	$24,416	$0.15	$30,681	$0.20

Adjustment for dilution		0.00		0.00

Adjusted net income available to common stockholders — diluted shares		$0.15		$0.20

Weighted average common shares outstanding:
Basic		159,709		152,603
Diluted		159,975		152,881

(a)
Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)	Represents the estimated tax benefit on the adjustments to net income.

IX. Reconciliation of Net Income Per Share to Adjusted Net Income Per Share
For the Six Months Ended June 30, 2010 and 2011
(In thousands, except per share amounts, unaudited)

		Per Share		Per Share
	2010	(a)	2011	(a)

Net income attributable to Select Medical Holdings Corporation	48,688	0.30	45,391	0.30
Earnings allocated to unvested restricted stockholders	(97)	(0.00)	(486)	(0.01)

Net income available to common stockholders	48,591	0.30	44,905	0.29

Adjustment for early retirement of debt:
Loss on early retirement of debt	—	—	31,018	0.20
Estimated income tax benefit (b)	—	—	(11,725)	(0.07)
Earnings allocated to unvested restricted stockholders	—	—	(206)	(0.00)

Adjusted net income available to common stockholders	$48,591	$0.30	$63,992	$0.42

Adjustment for dilution		0.00		0.00

Adjusted net income available to common stockholders — diluted shares		$0.30		$0.42

Weighted average common shares outstanding:
Basic		159,686		152,720
Diluted		159,984		152,951

(a)
Per share amounts for each period presented are basic weighted average common shares outstanding for all amounts except adjusted net income available to common stockholders — diluted shares, which is based on diluted shares outstanding.

(b)	Represents the estimated tax benefit on the adjustments to net income.